Exhibit 99.2
Valley Bancorp Sandler O'Neill & Partners, L.P. West Coast Financial Services Conference Barry Hulin President and Chief Executive Officer NASDAQ: VLLY

The following discussion could include forward looking statements relating to the company's beliefs and goals. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the company's inability to generate increased earnings assets, sustain credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, and retain key personnel. Additional risk factors that could cause material differences are detailed from time to time in the Valley Bancorp's reports and other filings made with the SEC, certain of which are available on the company's Web site, www.valleybancorp.com Forward Looking Statement

Total Assets $ 391.1 $ 273.7 $ 186.9 Net Loans $299.3 $196.2 $ 133.8 Total Deposits $ 332.4 $ 236.2 $ 169.8 Stockholder Equity $ 42.0 $ 36.3 $ 16.0 Net Income $ 5.6 $ 3.2 $ 1.4 Return on Average Equity 14.35% 14.61% 9.92% Weighted Average Diluted 2,956,188 2,103,924 1,716,744 Shares Outstanding 2005 2004 Valley Bancorp As of... 2003

Valley Bank Profile Your Personal Business Bank Valley Bank is a community bank located in Southern Nevada. We offer products and services to commercial businesses, real estate developers, the principals and their employees in the Las Vegas Valley and the surrounding areas. We commenced operations on October 8th, 1998, and since that first branch opening, we have expanded to five locations. Two in Las Vegas, two in Henderson, and one in Pahrump to serve Nye County.

2000 2001 2002 2003 2004 2005 Economic Impact of Conventions 4289 5815 5963 6547 6861 7608 Economic Impact of Conventions (000,000) Source: Las Vegas Convention and Visitors Authority

2000 2001 2002 2003 2004 2005 0.891 0.847 0.84 0.85 0.886 0.892 Occupancy Rate Source: Las Vegas Convention and Visitors Authority

McCarran Passenger Traffic 2000 2001 2002 2003 2004 2005 36866000 35180000 35009000 36266000 41442000 44267000 Source: Clark County Department of Aviation

New Mexico Tennessee Georgia Idaho North Carolina Delaware South Carolina Florida Arizona Nevada -69.6 -45 -39.4 -28.1 -20.6 -20 -17.7 -16.6 -16.1 -12.2 12 15.2 18.1 19.6 22.1 27.2 33.6 56.9 87.4 114.2 Ohio North Dakota Massachusetts Michigan Connecticut New Jersey Illinois Alaska New York D.C. States with Highest & Lowest Net Migration Rates for Population 65 + Source: Clark County Community Growth Task Force Report, April 2005

Basic Earnings $2.00 $1.59 Diluted Earnings 1.90 1.53 Book Value 14.84 12.99 2004 PER SHARE Financial Highlights 2005

Total Assets $391,163 $273,705 Loans Net of Unearned Fees 302,286 198,270 Allowance For Loan Losses 3,022 2,113 Deposits 332,436 236,211 Stockholders' Equity 41,967 36,254 2004 YEAR END Financial Highlights(000) 2005

2000 2001 2002 2003 2004 2005 254000 657000 122000 1399000 3211000 5608000 Net Income

Long Term Goals Return on Assets > 1.50% Minimum Return on Equity 15% Efficiency Ratio < 50% Net Interest Margin of 5.00% Annual growth in assets and loan portfolio of approximately 25% and 20%, respectively, for the next three to five years